Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES PLANS FOR $100 MILLION STOCK BUYBACK
AKRON, Ohio — May 16, 2011 — A. Schulman, Inc. (Nasdaq-GS: SHLM) today announced that its Board of Directors has approved a new share repurchase program under which the Company is authorized to repurchase up to $100 million of its common stock in the open market or in privately negotiated transactions, subject to market and other conditions (“Program”). The Program replaces the Company’s current share repurchase program, under which approximately 2.3 million shares remained in the amount of shares authorized for repurchase. The Program may be modified, suspended or terminated by the Company at any time.
As part of the Program, on May 13, 2011, the Company entered into a share repurchase plan established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Plan”). Under the Plan, the Company’s designated broker is authorized beginning on May 13, 2011 and ending on May 13, 2012 to repurchase up to $30 million of the $100 million in shares authorized for repurchase under the Program. Repurchases under the Plan will be subject to specific parameters and contain certain price and volume constraints; therefore, there is no guarantee as to the exact number of common shares that will be repurchased under the Plan.
At the same time, the Company will continue to pursue value-creating strategic transactions as recently demonstrated by the McCann Color, ICO Polymers and Mash Compostos Plasticos transactions. In addition, the Company anticipates maintaining the relative value of its dividend program over time.
“We have demonstrated our financial strength over the past several years maintaining a conservative capital structure while we have completed several highly successful acquisitions. Our primary focus remains on investing in organic growth opportunities as well as strategic acquisitions. However, the strength of the A. Schulman platform will allow us to simultaneously pursue platform-enhancing acquisitions and generate additional value for our shareholders through a prudent dividend policy and share repurchase program,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 33 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	competitive factors, including intense price competition;
•	fluctuations in the value of currencies in major areas where the Company operates;
•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;
•	changes in customer demand and requirements;
•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;
•	escalation in the cost of providing employee health care;
•	uncertainties regarding the resolution of pending and future litigation and other claims;
•	the performance of the North American auto market; and
•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

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